EXHIBIT 99.1

Media Relations:	For Immediate Release
Charles E. Coleman (626) 304-2014
communications@averydennison.com

Investor Relations:
Cynthia S. Guenther (626) 304-2204
investorcom@averydennison.com

AVERY DENNISON ELECTS

JOHN CARDIS NEW DIRECTOR

PASADENA, Calif. – September 28, 2004 – Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has elected John T. Cardis as a director of the Company, effective October 1, 2004.

Cardis, 63, recently retired as partner of Deloitte & Touche USA LLP on May 29, 2004. Deloitte & Touche provides audit, tax, consulting, and financial advisory services to corporations and public institutions throughout the world. Deloitte & Touche USA LLP is the U.S. member firm of Deloitte Touche Tohmatsu.

“John Cardis is an outstanding addition to our board of directors,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “Over the years, John has worked closely with audit committees, senior management and the boards of many global corporations. His many years of leadership and management experience at one of the largest professional services firms in the country will be valuable to Avery Dennison.”

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Cardis has more than 40 years of experience in finance, accounting and corporate governance. While at Deloitte & Touche, he was National Managing Partner – Global Strategic Clients, responsible for overseeing and directing services to many of the firm’s largest clients. He also served on the executive committee of Deloitte & Touche for 15 years and was a member of its board of directors for eight years. Cardis currently serves on the board of directors of Edwards Lifesciences Corporation.

He is actively involved in a variety of nonprofit and community organizations including serving as a member of Los Angeles Business Advisors and on the board of trustees at Marian College. Cardis was chairman of the board of United Way of Greater Los Angeles and the Los Angeles Council of the Boy Scouts of America. He has served on the boards of the Los Angeles Area Chamber of Commerce, Occidental College and Town Hall Los Angeles.

Cardis has been honored by numerous community and charitable organizations, including the American Heart Association, the American Jewish Committee, the Boy Scouts of America and the University of Southern California Dickens Project.

Cardis earned a bachelor’s degree in accounting from Marian College in Indianapolis. In 2003, he received an honorary doctorate degree in public service from Marian College. Cardis also completed the Harvard University Graduate School of Business Advanced Management Program.

Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based

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in Pasadena, Calif., the Company had 2003 sales of $4.8 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag, labeling and branding systems, and specialty tapes and polymers.

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